UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2007
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-022962 (Commission File Number)	22-3178468 (IRS Employer Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
     Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
      On February 27, 2007, the Compensation Committee of the Board of Directors of Human Genome Sciences, Inc. (the “Company”) approved the grant of stock options and restricted stock units to each of H. Thomas Watkins, the Company’s President and Chief Executive Officer; Timothy C. Barabe, the Company’s Senior Vice President and Chief Financial Officer; Barry A. Labinger, the Company’s Executive Vice President and Chief Commercial Officer; Dr. David C. Stump, the Company’s Executive Vice President, Research and Development; Dr. James H. Davis, the Company’s Executive Vice President and General Counsel; Susan Bateson McKay, the Company’s Senior Vice President, Human Resources; and Curran M. Simpson, the Company’s Senior Vice President, Operations.
      The Compensation Committee approved the Company’s grant to Mr. Watkins of an option to acquire 400,000 shares of the Company’s common stock, to Mr. Barabe of an option to acquire 100,000 shares of the Company’s common stock, to Mr. Labinger of an option to acquire 125,000 shares of the Company’s common stock, to Dr. Stump of an option to acquire 125,000 shares of the Company’s common stock, to Dr. Davis of an option to acquire 130,000 shares of the Company’s common stock, to Ms. Bateson McKay of an option to acquire 52,500 shares of the Company’s common stock, and to Mr. Simpson of an option to acquire 50,000 shares of the Company’s common stock, all pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended. Each option has an exercise price equal to the fair market value on the date of the grant, a 10 year term and vests over four years, with 12.5% vesting on September 10, 2007 and the remainder vesting monthly thereafter. The Compensation Committee also approved the Company’s grant of 23,334 restricted stock units to Ms. Bateson McKay and 22,223 restricted stock units to Mr. Simpson pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan. The restricted stock units vest over a four-year period under which the restrictions will lapse as to 25% of the restricted stock units on March 10, 2008 and 25% of the restricted stock units each year thereafter.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
By:	/s/ Susan Bateson McKay
Name:	Susan Bateson McKay
Title:	Senior Vice President, Human Resources

Date: March 5, 2007